Exhibit (21)

STEPAN COMPANY

SUBSIDIARIES OF REGISTRANT

Subsidiary	Organized under the Laws of:
Stepan Europe S.A.	France

Stepan Canada, Inc.	Canada

Stepan Mexico, S.A. de C.V.	Mexico

Stepan Deutschland GmbH	Germany

Stepan Colombiana de Quimicos	Colombia

Stepan Quimica Ltda.	Brazil

Stepan UK Limited	United Kingdom

Nanjing Stepan Jinling Chemical Limited Liability Company	People’s Republic of China

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